EXHIBIT 8.1

Phone:	(215) 569-5500
Fax:	(215) 569-5555
Email:	www.blankrome.com

December 4, 2006

Sun American Bancorp

1200 N. Federal Highway, Suite 101

Boca Raton, FL 33432

Re:

Tax Opinion/Asset Acquisition and Assumption Agreement

Ladies and Gentlemen:

We have acted as counsel to Sun American Bancorp, a Delaware business corporation (“SAB”), in connection with the asset acquisition and assumption by Sun American Bank, a Florida commercial banking association and a wholly-owned subsidiary of SAB (“SB”), of substantially all of the assets of Beach Bank, a Florida commercial banking association (“BB”) and substantially all of the liabilities of BB (the “Asset Acquisition”), pursuant to an Asset Acquisition and Assumption Agreement, dated as of May 17, 2006 and subsequently amended as of November 17, 2006 (the “Agreement) by and among (i) SAB; (ii) SB; and (iii) BB.  This opinion is being rendered at your request.  All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Agreement.

For the purpose of rendering our opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto): (a) the Agreement; (b) the Officer’s Certificates of SAB, SB and BB attached hereto; (c) the Registration Statement on Form S-4 filed with the SEC on December 4, 2006 and the preliminary prospectus of SAB included therein; and (d) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below including the Plan of Liquidation of BB and the Liquidating Trust Agreement between BB and Michael Kosnitsky, as trustee.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.  We have further assumed that the Asset Acquisition will be consummated in accordance with the Agreement and will be effective under applicable state law.  Finally, our

December 4, 2006

opinion is issued in reliance that all statements, descriptions and representations contained in the above-referenced documents or otherwise made to us are true, correct and complete.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations and the pertinent judicial authorities and interpretive rulings of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant.

Based upon and subject to the foregoing, and provided that the number of BB shareholders who perfect their appraisal rights does not cause the aggregate fair market value of the SAB stock (determined based on each SAB share having a value equal to the average of the high and low sales prices of a share of SAB stock on the last trading day prior to the Closing Date) ultimately distributed to BB shareholders as consideration in the Asset Acquisition to be less than 40% of the sum of (i) the aggregate fair market value of such SAB stock (determined as above); and (ii) the aggregate amount of any other amounts considered to be Asset Acquisition consideration, including, without limitation, any cash that may be payable, directly or indirectly, to BB shareholders who perfect their appraisal rights and receive payment from pre-Asset Acquisition BB assets not transferred to SB in the Asset Acquisition, we are of the opinion that the Asset Acquisition should, under current law, constitute a tax-free reorganization pursuant to Section 368(a) of the Code.   Further, in our opinion, subject to the qualifications and limitations contained therein, the discussion set forth in the Prospectus under the caption “Material United States Federal Income Tax Consequences” fairly presents the material United States Federal income tax consequences of the Asset Acquisition, and insofar as it relates to statements of law or legal conclusions, is correct in all material respects.

In reaching our conclusion, BB has represented (and we have relied on such representation) that all dissenters will be paid out of cash which BB will retain and place in a liquidating trust or other existing and retained assets of BB.  It is, however, impossible to know how much will ultimately be paid to dissenters.  If that amount should exceed the amount of retained cash and other currently existing and retained assets of BB, the transaction may not qualify as a tax-free reorganization with the results as described in the Prospectus under the caption “Material United States Federal Income Tax Consequences”.

If (a) the amount paid to dissenters should exceed the amount of retained cash and other currently existing and retained assets of BB, or (b) the aggregate fair market value of the SAB stock ultimately distributed to BB shareholders as consideration in the Asset Acquisition is less than 40% of the sum of (i) the aggregate fair market value of such SAB stock (determined as above); and (ii) the aggregate amount of any other amounts considered to be Asset Acquisition consideration, the transaction may not qualify as a tax-free reorganization with the result that all of the shareholders of BB generally would recognize gain or loss on each share of BB common

December 4, 2006

stock surrendered in an amount equal to the difference between the sum of the amount of cash and/or the fair market value of SAB common stock received for such share and such shareholder’s adjusted tax basis in the BB share, as described in the Prospectus under the caption “Material United States Federal Income Tax Consequences.”

*  *  *

This letter represents our view of the proper United States federal income tax treatment of the Asset Acquisition based upon our analysis of the relevant United States federal income tax authorities as of the date hereof.  The opinion is not binding on the Service or any court, and there can be no assurance that the Service or a court of competent jurisdiction will not disagree with the opinion.

Our opinion is based upon the Code and its legislative history, the Treasury Regulations, judicial decisions and current administrative rulings and practices of the Service, all as in effect on the date of this letter.  These authorities may be amended or revoked at any time.  Any changes may or may not be retroactive and could cause this opinion to be or become incorrect, in whole or in part.  There is and can be no assurance that such legislative, judicial or administrative changes will not occur in the future.  We expressly disclaim any obligation to update or modify this letter to reflect any developments that may impact the opinion from and after the date of this letter.

We are expressing our opinion only as to matters expressly addressed herein.  We are not expressing any opinion as to any other aspects whether discussed herein or not.  No opinion should be inferred as to any other matters, including without limitation, any other United States federal income tax issues with respect to the Asset Acquisition or any state, local or foreign tax treatment of the Asset Acquisition or any matter incidental thereto.

Our opinion is dependent upon the accuracy and completeness of the facts and assumptions referenced above.  We have relied upon those facts and assumptions without any independent investigation or verification of their accuracy or completeness.  Any inaccuracy or incompleteness in our understanding of the facts and assumptions could adversely affect the opinion expressed in this letter.

This opinion is being furnished at your request and is intended solely for your benefit in connection therewith.  This opinion may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.  Provided, however, we do hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and Prospectus and to the reference to Blank Rome LLP in the Prospectus under the caption “Material United States Federal Income Tax Consequences,”

December 4, 2006

without admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement or Prospectus, including this exhibit.

Very truly yours,

/s/ BLANK ROME LLP

BLANK ROME LLP